NORTHERN DYNASTY MINERALS LIMITED (the "Company")

CODE OF ETHICS

1.	Introduction and Purpose

This Code of Ethics sets out the ethical and behavioural standards expected of the Company's directors, officers, employees and contractors.

The purpose of the Code is to underpin and support the Company's vision and values that govern our individual and collective behaviour. The vision and values set out below are an integral part of the Company's Code of Ethics.

2.	The Company's Corporate Focus

The Company's focus is to be a successful, modern and sustained mineral exploration, development and mining corporation.

To achieve this vision we include the following values in all our activities:

	•	responsibly explore for, develop and mine mineral resources;

	•	be respectful of the environment;

	•	be among the industry leaders and participate in industry organizations devoted to improving the industry;

	•	be a strong and honest competitor;

	•	be a responsible corporate citizen and contribute to the community;

	•	deal fairly with our customers, suppliers and joint venture participants;

	•	provide a safe and rewarding work environment; and

	•	deliver value to shareholders.

3.	Integrity and Objectivity

We have an obligation to be straightforward, honest and sincere in our approach to our work and to avoid improper personal benefits as a result of our position.

We have an obligation to ensure that our individual interests do not interfere, or appear to interfere, with the Company's interests. We will be impartial, intellectually and morally honest and minimize actual and perceived conflicts of interest. We will be fair and not allow prejudice or bias to override our objectivity.

We will not have undisclosed and unapproved business relationships, including with joint venture participants, suppliers, customers or competitors, that might impair, or appear to impair, the independence of any judgement that we may make on behalf of the Company.

We will not pay or accept any bribe, or other improper inducements in the course of our business dealings on behalf of the Company.

4.	Fair Dealing, Due Care

We will deal honestly and fairly in our dealings with the Company's shareholders, joint venture participants, customers, suppliers, professional advisors, competitors and other stakeholders.

We will maintain a high standard of competence, only undertaking work that we can expect to complete with professional competence. We will strive to complete our obligations and work with due care and in a timely manner in accordance with the hightechnical and professional standards appropriate to that work.

We will use diligence in our recruitment and employment practices, and treat colleagues with respect and dignity.

5.	Use of Company Assets and Property

We will endeavour to protect and insure, where reasonably practical, the Company's assets and property in our control for the legitimate business purposes of the Company, and will not use that property for any other purpose, including for personal gain.

6.	Use of Company Information

We will use the Company's corporate information gained during our relationship with the Company only in the best interests of the Company and not for personal gain. We will keep the Company's corporate information confidential. We will trade our shares in the Company in compliance with all applicable laws and where required, will properly and timely report such trading.

We will ensure that the Company provides full, true, plain and timely disclosure in reports and documents publicly disclosed, so that the public is properly informed and not misled by statements or omissions.

7.	Compliance with Laws, Regulations and Rules

We will act honestly and in good faith, and comply with applicable laws, including legislation, regulations, local by-laws and Rules (including the TSX Listing Rules) and codes of practice in the countries in which the Company operates or where it has registered issuer status. We will ensure that our exploration, development and mining practices not only comply with all applicable laws and regulations but strive to be among the "best in class" standards.

8.	Professional Behaviour, Compliance with Corporate Policies

We will conduct ourselves, both at work and outside of business hours, in a manner consistent with the good reputation of the Company and refrain from any conduct that might bring discredit to the Company. In particular, all staff will refrain from taking any action that improperly influences, coerces, manipulates, or misleads the firm engaged in the performance of the audit of the financial statements of the Company (and subsidiaries).

We will behave and conduct ourselves in a manner that is consistent with the Company's vision and values set out in this Code, and will comply with Corporate Policies.

9.	Compliance with Code of Ethics

This Code forms part of every one of the Company's employee's conditions of employment and for all officers and directors as well. Failure to comply with the Code can result in disciplinary action including, where appropriate, dismissal. Compliance with this Code shall be taken into account on a regular basis when assessing individual performance. Failure of contractors to comply with this Code may result in termination of the contractor's contract for services with the Company.

If any person becomes aware of a breach, or suspected breach, of this Code, they must report it immediately to their manager and company secretary for action. If this is inappropriate or uncomfortable for the individual, the breach, or suspected breach, should be reported to another member of the senior management team and the Company secretary for action. No action will be taken against any individual reporting a breach, or suspected breach, by virtue of that report. Subject to any legal restriction, the name of the person disclosing the information pertaining to breach, or suspected breach, of this Code will be kept confidential.

10.	CEO and Senior Financial Officers

The Sarbanes Oxley Act 2002 (USA) encourages all corporations subject to SEC regulations to maintain a code of ethics covering senior financial officers, including the CEO. The ethical and behavioural standards reflected in that Act are the basic tenets of ethical and professional conduct adopted by the Company in this Code for all its staff and contractors, and as such apply equally to the CEO and CFO, and any other senior finance staff.